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                                   EXHIBIT 99

                             SOUTHBANC SHARES, INC.
                   DIVIDEND REINVESTMENT PLAN ENROLLMENT CARD

      I (We) hereby appoint ChaseMellon Shareholder Services, L.L.C. (or any successor) as my (our) agent to receive cash dividends that may hereafter become payable to me (us) on shares of common stock, $0.01 par value per share, of SouthBanc Shares, Inc. ("Common Stock") registered in my (our) names(s) as set forth below, and authorize ChaseMellon Shareholder Services, L.L.C. to apply such dividends to the purchase of full shares and fractional interest in shares of such Common Stock.

      I (We) acknowledge that the purchase will be made under the terms and conditions of the Dividend Reinvestment Plan ("Plan") as described in the Prospectus (and any supplements thereto), receipt of which by me (us) is hereby acknowledged. I (We) also acknowledge that I (we) may revoke this appointment and authorization at any time by notifying ChaseMellon Shareholder Services, L.L.C., in writing, of my (our) desire to terminate my (our) participation. I
(We) also authorize ChaseMellon Shareholder Services, L.L.C. to take all action provided for in the Plan.

      Please indicate you participation below:

[ ] Full dividend reinvestment on all shares of Common Stock now or hereafter registered in my (our) name(s).

[ ] Partial dividend reinvestment on only ______ shares of Common Stock registered in my (our) name(s).


________________________________________________________________________________
Please Print Name(s) Exactly as Shown on Stock Certificate(s)



__________________________________________
Signature



__________________________________________
Signature


THIS IS NOT A PROXY.  RETURN THIS CARD ONLY IF YOU WISH TO PARTICIPATE IN
        ---
THE PLAN.